Exhibit 10.22

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of March 30, 2012 (“Agreement”) by and between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation (the “Company”), and THOMAS E. HARTMAN (“Executive”).  The Company and Executive agree as follows:

WHEREAS, Executive and the Company executed an initial Employment Agreement on June 22, 2009 (“Original Agreement”); and

WHEREAS, the parties hereto desire to amend the Original Agreement as set forth in this Agreement, with such amendments to be effective as of March 30, 2012.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.                                      Employment.  The Company agrees to employ Executive and Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on June 22, 2009 (the “Commencement Date”) and ending upon termination pursuant to Section 4 or Section 5 (the “Employment Period”).  Executive represents and warrants that Executive is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that prevent Executive from entering into this Agreement or providing services on the Company’s behalf. Executive agrees not to use or disclose in the course of Executive’s employment with the Company any confidential information or trade secrets of any other Person.

2.                                      Services.  During the Employment Period, Executive agrees (i) to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to serve Hanger Orthopedic Group, Inc. (“Hanger”) as a Vice President and its General Counsel and to render such services as the Company or Hanger may from time to time direct; provided, however, that Executive recognizes and agrees that Hanger or the Company may change Executive’s job description as set forth in this Section 2 as a result of a good faith restructuring of the Company’s or Hanger’s operations; (iii) that Executive will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company; and (iv) that Executive will follow the policies and procedures of the Company, as set forth by the Company from time to time, as well as all applicable laws, rules and regulations, including with respect to healthcare. The Company agrees to take reasonable steps to cause Executive to be elected to the officer positions described in this Section 2 at the next meeting of the Board of Directors (as defined in Section 3.2(a)).

3.                                      Salary, Incentive Bonus, Stock Options, Other Benefits.  In consideration for the valuable services to be rendered by Executive and for Executive’s agreement not to disclose or use Confidential Information of the Company as described in Section 6 and not to compete against the Company as described in Section 7, the Company hereby agrees as follows:

3.1                               Salary.  During the first year of the Employment Period during which this Agreement is executed, the Company will pay Executive a gross salary in periodic installments (the “Base Salary”) that, when annualized, is equivalent to Two Hundred Eighty One Thousand Eight Hundred Seventy Five Dollars ($281,875.00).  The Base Salary will be paid according to the Company’s normal payroll cycle and practices, which practices include the withholding of applicable payroll taxes and other normal adjustments and deductions.  Executive’s Base Salary may, but is not required to, be increased annually in January of each year (but cannot be decreased) based on an annual performance salary review as determined in the reasonable discretion of the Company.

3.2                               Bonus.

(a)                                 In addition to the Base Salary, Executive shall participate in Hanger’s current bonus plan for senior corporate officers (the “Bonus Plan”), as approved by the Compensation Committee of the Board of Directors of Hanger (“Board of Directors”) in each calendar year during the term of this Agreement commencing with a pro-rated bonus for the portion of the 2009 calendar year during which Executive is employed with the Company.  Executive’s target bonus is forty percent (40%) of the Base Salary (the “Target Bonus”) and is contingent on Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, and up to eighty percent (80%) of the Base Salary (the “Maximum Bonus”) if Executive exceeds certain performance criteria and Hanger exceeds certain year-end financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee.  Executive shall be entitled to such increases in the “Target Bonus” and the “Maximum Bonus” during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.  Notwithstanding the foregoing, in the event that Executive, Hanger or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to Executive.

(b)                                 The bonus described in Section 3.2(a) shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.  In the event that Executive is employed for less than the full calendar year in the year in which Executive’s Termination Date occurs (“Termination Year”), the bonus shall be paid to Executive upon termination pursuant to Section 4.1, Section 4.2, Section 4.4 or Section 5 of this Agreement (all as further described in such sections) and calculated based on Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion.  Such bonus shall be pro-rated for the portion of the Termination Year during which Executive was employed with the Company.  With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2(b) shall be payable to Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.

3.3                               Stock Options & Restricted Stock.

(a)                                 In addition to the compensation described in Section 3.1 and Section 3.2 of this Agreement, Executive may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

(b)                                 As an incentive for Executive’s future performance in improving shareholder value, Executive will be entitled to receive a special, time-based grant of five thousand (5,000) restricted shares of Hanger stock (“Special Grant”).  The grant date of the Special Grant shall be no later than seven (7) days after the Commencement Date.  The vesting schedule for the Special Grant shall conform to the vesting schedule described in Section 3.3(c) of this Agreement and the Stock Agreement (as hereinafter defined).

(c)                                  The options or restricted shares provided in Section 3.3(a) and Section 3.3(b) shall be evidenced by one or more stock option agreements or restricted share agreements (each, a “Stock Agreement”) between Executive and Hanger, which Stock Agreement(s) shall provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder.  Notwithstanding any provisions now or hereafter existing under any stock incentive plan of Hanger, all options or restricted shares granted to Executive shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 4.3 or Section 4.5 hereof, and Executive (or his estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such options, if applicable.

(d)                                 Notwithstanding any provisions now or hereafter existing under any stock option plan or restricted share plan of Hanger, in the event of a Change in Control (as hereinafter defined), all options or restricted shares provided to Executive pursuant to Section 3.3(a) and Section 3.3(b) of this Agreement or any Stock Agreement shall be granted and shall immediately fully vest as of the date of such Change in Control with such options or restricted shares being valued at the closing price of Hanger’s common stock on the day prior to the day of the Change in Control.

(e)                                  For purposes of this Agreement, a “Change in Control” shall be deemed to exist if:

(i)                                     a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than Executive or a group including Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger having a right to vote in elections of directors; or

(ii)                                  Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)                               Hanger disposes of all or substantially all of the business of Hanger to a party or parties other than a subsidiary or other affiliate of Hanger pursuant to a partial or complete liquidation of Hanger, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

(iv)                              the Board of Directors approves Hanger’s consolidation or merger with or into any other Person (other than a wholly-owned subsidiary of Hanger), or any other Person’s consolidation or merger with or into Hanger, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

(f)                                   For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors who either was a member of the Board of Directors on the date hereof or who subsequently became a Director of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

3.4                               Relocation.  Executive shall have received the relocation benefits set forth in the Company’s Executive Relocation Program, a copy of which was attached to the Original Agreement as Exhibit A, consistent with the relocation policies and procedures of the Company for executives, as previously disclosed by the Company to Executive.

3.5                               Benefits.  Executive also shall be entitled to (i) an automobile allowance in the amount of Seven Hundred Dollars ($700.00) per month and the provision of, or reimbursement for, parking of an automobile at the Company’s corporate headquarters, (ii) four (4) weeks of vacation per year, and (iii) sick leave, medical and other benefits, including eligibility for participation in the Company’s Supplemental Executive Retirement Program (“SERP”) and appropriate directors and officers liability insurance (to the extent commercially reasonable for the Company to obtain such insurance), all of which are consistent with those received by other similarly-situated senior executives of Hanger and its subsidiaries as determined in the sole discretion of the Compensation Committee of the Board of Directors. With regard to the Company’s SERP, Executive’s level of benefit shall be forty percent (40%) of Executive’s average base salary, as defined by the SERP plan.  Eligibility for the SERP is subject to the approval of the Compensation Committee of the  Board of Directors and is anticipated to occur no later than eighteen (18) months after the Commencement Date.

3.6                               Reimbursement for COBRA. Upon the provision by Executive of evidence of such expenses and the payment thereof, the Company reimbursed Executive for up to one (1) month of Executive’s COBRA expenses under the medical plan in which Executive participated immediately prior to and as of the date of the Original Agreement.

3.7                               Determination of Cap or Payment.

(a)                                 Notwithstanding any other provision of this Agreement, if any portion of any payment under this Agreement, or under any other agreement or arrangement with

Executive or plan of the Company or one of its subsidiaries or affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 3.7, result in the imposition on Executive of an excise tax under Internal Revenue Code (“Code”) Section 4999 (the “Excise Tax”), then the Total Payments to be made to Executive shall either be (i) delivered in full, or (ii) reduced to 299.99% of Executive’s “base amount” for purposes of Code Section 280G so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).

(b)                                 Within forty (40) days following a termination or notice by one party to the other of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment, the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the Compensation Committee of the Board of Directors, which sets forth (i) the “base amount” within the meaning of Code Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to Executive as prescribed in Code Section 280G(b)(2)(A)(ii); (iii) the amount and present value of any “excess parachute payment” within the meaning of Code Section 280G(b)(1); and (iv) the net after-tax proceeds to Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were delivered in full or (y) the Total Payments were reduced in accordance with Section 3.7(a).  Such opinion shall be addressed to the Company and Executive and shall be binding upon the Company and Executive.  If such opinion determines that clause (a)(ii) above applies, then the payments or benefits under this agreement or any other payment or benefit determined by Tax Counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying  the following principles, in order:  (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits to be received by Executive (on the basis of the relative present value of the parachute payments).

(c)                                  For purposes of this Agreement, (i) the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4), and (ii) Executive shall be deemed to pay federal income tax and employment taxes at the highest stated rate of federal income and employment taxation, and state and local income taxes at the highest stated rate of taxation in the state or locality of Executive’s domicile (determined in both cases in the calendar year in which the termination or notice described in Section 3.7(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(d)                                 If such Tax Counsel so requests in connection with the opinion required by this Section 3.7, the Company shall obtain, at its expense, and the Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to (1) the reasonableness of any item of compensation to be received by Executive solely with respect to its status under Code Section 280G, or (2) the fair market value of any non-cash benefit.  Such firm shall be selected by the Compensation Committee of the Board of Directors.

(e)                                  This Section 3.7 shall be amended to comply with any amendment or successor provision to Code Sections 280G or 4999.  If such provisions are repealed without successor, then this Section 3.7 shall be cancelled without further effect.

4.                                      Termination of Employment.

4.1                               Death. Executive’s employment shall be terminated by Executive’s death.  In the event of the death of Executive, the Company shall pay to the estate or other legal representative of Executive the Base Salary (at the annual rate then in effect) and vacation as accrued through the Termination Date and not theretofore paid to Executive and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.2                               Disability.

(a)                                 “Disability” means, for purposes of this Agreement, that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b)                                 If Executive shall incur a Disability, the employment of Executive shall be terminated.  In the event of such termination, the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to Executive and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.

4.3                               Due Cause.  The employment of Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined).  In the event of such termination, the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to Executive.  Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  For purposes hereof, “Due Cause” shall be defined as any of: (i) the repeated failure or refusal of Executive to follow the lawful directives of the Company (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Executive, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Executive or (iv) the commission by Executive of a felony or other crime involving moral turpitude or an act of financial dishonesty.

4.4                               Termination by the Company Without Cause.

(a)                                 The Company may terminate Executive’s employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 4.1 (Death); 4.2 (Disability); 4.3 (Due Cause); 4.5 (Voluntary Termination); or 4.6 (Retirement), the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to Executive and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

(b)                                 In addition to the payments described in Section 4.4(a), the Company shall pay to Executive on the date that is six (6) months and one day after the Termination Date, a lump sum amount equal to one (1) year of the Base Salary (at the annual rate in effect immediately prior to termination) and an additional bonus payment (“Additional Bonus Payment”) equal to the Target Bonus for the Termination Year (collectively the “Severance Payment”).  In addition, the Company shall, for one (1) year following the Termination Date, (i) reimburse Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse Executive for similar, applicable benefits granted to Executive in Section 3.5 at a level substantially equivalent to that provided by the Company to Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the one (1) year payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

(c)                                  Notwithstanding Section 4.4(b), in the event that (i) Executive is not a Specified Employee, then the Company shall pay to Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) Executive is a Specified Employee and the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to Executive’s estate any unpaid portion of the amounts due to be paid to Executive pursuant to Section 4.4(b) within forty-five (45) days following the Executive’s death.  If Executive’s estate or legal representative fails to notify the Company of the death of the Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(d)                                 Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under Section 4.4(b) unless Executive has first duly and timely executed (and not revoked) a form of agreement and general release acceptable to the Company releasing the Company from certain claims Executive may have in connection with Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

4.5                               Voluntary Termination.  Executive may terminate his employment with the Company at any time and the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date (at the annual rate then in effect) and not theretofore paid to Executive, as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable. In the event Executive terminates Executive’s employment under this Section 4.5, written notice of at least thirty (30) days shall be provided to the Company in accordance with the provisions of Section 9. Except as otherwise provided in this Agreement, the rights and benefits of Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with provisions of such plans and programs.

4.6                               Retirement.

(a)                                 In the event of Executive’s Retirement (as defined in Section 4.6(b)), the Company shall pay to Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the date of Retirement and not theretofore paid to Executive, as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable.  Except as otherwise provided in this Agreement, rights and benefits of Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with provisions of such plans and programs.

(b)                                 “Retirement” shall mean Executive’s voluntary termination of employment at or after age sixty-five (65), provided Executive has given the Company written notice of Executive’s intent to retire no less than one (1) year prior to the scheduled Termination Date and Executive has, as of the scheduled Termination Date, been continuously employed with Hanger, including any of its direct or indirect subsidiaries, for a period of no less than ten (10) years.

5.                                      Change In Control and Termination Provisions.

If within a two (2) year period following any Change in Control there occurs:

(a)                                 any termination of Executive’s employment with the Company (other than as set forth in Section 4.1 (Death), 4.2 (Disability), 4.3 (Due Cause), 4.5 (Voluntary Termination) or 4.6 (Retirement) of this Agreement);

(b)                                 a material diminution of Executive’s responsibilities, as compared to Executive’s responsibilities immediately prior to the Change in Control;

(c)                                  any reduction in the Base Salary or Bonus Plan targets (as distinguished from the payments received thereunder), as compared to such Base Salary or such targets as of the date immediately prior to the Change in Control;

(d)                                 any failure to provide Executive with benefits: (1) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company under the Company’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents or (2) granted to Executive by this Agreement;

(e)                                  any relocation of Executive’s principal site of employment to a location more than fifty (50) miles from Executive’s principal place of employment as of the date immediately prior to the Change in Control; or

(f)                                   any material breach of this Agreement by the Company;

then, at the option of Executive, exercisable by Executive within ninety (90) days after the occurrence of any of the foregoing events, Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and Executive shall be entitled to receive the Base Salary (at the annual rate then in effect) and vacation accrued to the Termination Date and not theretofore paid to Executive and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In addition, the Company shall pay to Executive on the date that is six (6) months and one day after the Termination Date the Severance Payment.  In addition, the Company shall, for one (1) year following the Termination Date, (i) reimburse Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse Executive for similar, applicable benefits granted to Executive in Section 3.4 at a level substantially equivalent to that provided by the Company to Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the one (1) year payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to Executive prior to the termination.  Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

(g)                                  Notwithstanding the prior provisions of this Section 5, in the event that (i) Executive is not a Specified Employee, then the Company shall pay to Executive the Severance Payment within forty-five (45) days from the Termination Date and the six (6) month delay for reimbursements shall cease to apply, or (ii) Executive is a Specified Employee and the death of Executive occurs within six (6) months following the Termination Date, the Company shall pay to Executive’s estate any unpaid portion of the amounts due to be paid to Executive pursuant to this Section 5 within forty-five (45) days following Executive’s death.  If Executive’s estate or legal representative fails to notify the Company of the death of Executive such that the Company is unable to make timely payment hereunder, then the Company shall not be treated as in breach of this Agreement and shall not be liable to the estate or legal representative for any losses, damages, or other claims resulting from such late payment.

(h)                                 Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 5 unless Executive has first duly and timely executed (and not revoked) a form of agreement and general release acceptable to the Company releasing the Company from certain claims Executive may have in connection with Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

6.                                      Confidential Information; Return of Property.  During Executive’s employment with the Company and for an unlimited period of time thereafter, this Section 6 shall apply to Executive.

6.1                               Unless Executive secures the Company’s written consent, Executive will not disclose, use, disseminate, lecture upon, or publish Confidential Information, whether or not such Confidential Information was developed by him.

6.2                               “Confidential Information” means information disclosed to Executive or known by him as a result of his employment with the Company, not generally known in the industry, about the Company’s and/or Hanger’s (including any direct or indirect subsidiary of Hanger) services, products, suppliers, referral sources, patients, clients or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating manuals, business methods, financial strategic planning, client retention, customer, patient, client, referral source and supplier lists, data processing, insurance plans, risk management, marketing, contracting, selling and employees.

6.3                               Executive agrees to preserve for the Company’s exclusive use and deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all Company equipment and property (including, without limitation, tools, computers, mobile communication devices and furniture) and all memoranda, data, notes, plans, records, reports and other documents, whether in electronic, written or other form (and copies thereof), relating to the business of the Company which Executive may then possess or have under Executive’s control.

7.                                      Non-Compete.

7.1                               In the event the Employment Period is terminated under Sections 4.3, 4.5, 4.6 or 5, then Section 7.2 will apply to Executive. In the event the Employment Period is otherwise terminated, such as pursuant to Section 4.4, then no part of Section 7.2 will apply to Executive. All other provisions of Section 7 will apply to Executive regardless of the reason for termination of the term of employment.

7.2                               Executive will not, during Executive’s term of employment and for a period of two (2) years after the Termination Date, directly or indirectly (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere within the continental United States that is competitive with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) on the Termination Date, (ii) solicit or entice or endeavor to solicit or entice away from the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) any director, officer, employee, agent or consultant of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any Person, firm, corporation or other organization, regardless of whether the Person solicited would commit any breach of such Person’s contract of employment by reason of leaving the Company’s service; (iii) solicit or entice or endeavor to solicit or entice away any of the referral sources, patients, clients or customers of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) at any time during the two (2) years preceding the Termination Date for the purpose of competing with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any other Person, firm, corporation or organization; (iv) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who was a director, officer, or employee of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) at any time during the two (2) years preceding the Termination Date, unless such Person’s employment was terminated by the Company and/or Hanger (including any direct or indirect subsidiary of Hanger); or (v) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who is or may be likely to be in possession of any Confidential Information.  Executive agrees that the restraint imposed under this Section 7 is reasonable and not unduly harsh or oppressive.  The parties hereto agree that if, in any proceeding, the Court or other authority shall refuse to enforce covenants set forth in this Section 7, because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

7.3                               Since a material purpose of this Agreement is to protect the Company’s investment in Executive and to secure the benefits of Executive’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 6 or this Section 7 and that any such breach will cause the Company irreparable harm.  Therefore, in the event of a breach by Executive of any of the provisions of Section 6 or this Section 7, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.4                               Executive specifically authorizes and permits the Company to provide any Person with which Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

8.                                      Miscellaneous.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Executive to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Maryland.  All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 6 or Section 7 of this Agreement. Executive hereby agrees that any action or proceeding regarding or relating to this Agreement that is properly submitted to a court of competent jurisdiction as described in the preceding sentence shall be subject to the exclusive jurisdiction of the courts of the State of Maryland, County of Montgomery, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland (Southern Division), and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

9.                                      Notices.  Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

c/o Hanger Orthopedic Group, Inc.
Suite 300
10910 Domain Drive
Austin, Texas 78758
Attention: Vice President, Human Resources

If to Executive:

Thomas E. Hartman

[Address]

10.                               Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

11.                               Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.                               Definitions.

12.1                        “Permitted Transferee” shall mean (a) any successor by merger or consolidation to Hanger or the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of Hanger’s or the Company’s or any Permitted Transferee’s assets; (c) any parent or subsidiary corporation of Hanger or the Company; and (d) any lender to (i) Hanger or the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of Hanger or the Company or of any Permitted Transferee.

12.2                        “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

12.3                        “Termination Date” shall mean (i) if Executive’s employment is terminated by the Company for any reason whatsoever, other than death or Disability, Executive’s last day of work; (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the effective date of the Disability, as the case may be; and (iii) if Executive’s employment is terminated by Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement, or such other date as mutually agreed upon by the Company and Executive.  Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which Executive has incurred a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A, as determined by applying the default rules thereof

12.4                        Executive will be a “Specified Employee” if Executive is a key employee (as defined in Code Section 416(i) but without regard to Code Section 416(i)(5)) of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise, as determined at the time of Executive’s “separation from service”.  Executive is a key employee under Code Section 416(i) if Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the twelve (12) month period ending on an identification date.  For purposes of determining whether Executive is a key employee, compensation shall mean wages within the meaning of Code Section 3401(a) but determined without regard to any rules that limit the amount of remuneration included in wages based on the nature or location of the employment or services performed.  If Executive is a key employee as of an identification date, Executive is treated as a key employee for the twelve (12) month period beginning on the first day of the fourth month following the identification date.  The identification date for this Agreement shall be December 31 of each year, such that if Executive satisfies the foregoing requirements for key employee status as of December 31 of a year, Executive shall be treated as a key employee for the twelve (12) month period starting April 1 of the following calendar year.

If, in a transaction constituting a “change in control” of the Company, as determined by Code Section 409A, the Company is merged with or acquired by another entity, and immediately following such change in control of the Company the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then for the period between the date of such transaction and the next specified employee effective date of the acquirer or survivor, the acquirer or survivor shall combine the lists of the specified employees of each entity participating in the transaction and re-order the list to identify the top 50 key employees (as well as 1% and 5% owners that are considered key employees) in accordance with Treasury Regulation §1.409A-1(i)(6)(i).

13.                               Acknowledgement.  Executive acknowledges and agrees that Executive has been given ample time and fair opportunity to review this Agreement, to ask any questions Executive might have, to consult with an attorney or other professional and to suggest alternative provisions. Executive further states that Executive understands the meaning and import of the terms and provisions of this Agreement, that the Company has not unfairly or unduly influenced Executive to sign this Agreement and that Executive willingly and voluntarily enters into this Agreement as a condition of Executive’s employment and for fair and reasonable consideration.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ ANDREW C. MORTON
Andrew C. Morton, Vice President -HR

/s/ THOMAS E. HARTMAN
Thomas E. Hartman